Putnam Research Fund, 1/31/16, semi annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  2,644
Class B   47
Class C	  85
Class M	  42

72DD2 (000s omitted)

Class R	  28
Class R6  91
Class Y	  161

73A1

Class A	  0.297
Class B	  0.119
Class C	  0.127
Class M	  0.192

73A2

Class R	  0.287
Class R6  0.331
Class Y	  0.359


74U1	(000s omitted)

Class A	  8,866
Class B	  389
Class C	  670
Class M	  217

74U2	(000s omitted)

Class R	  102
Class R6  276
Class Y	  448

74V1

Class A	  23.52
Class B	  22.11
Class C	  22.11
Class M	  22.63

74V2

Class R	  23.29
Class R6  23.70
Class Y	  23.66

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.